Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VERENIUM AND SYNGENTA CLOSE RESEARCH COLLABORATION

— Portfolio of development candidates strategically divided between the companies —

CAMBRIDGE, Mass., November 3, 2009 — Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced the successful closure of previously defined programs under its joint research collaboration with Syngenta Participations AG of Switzerland. In connection with the completion of those programs, the parties have executed an agreement whereby Verenium gained additional exclusive rights to an array of proprietary biomolecules expressed microbially, as well as non-exclusive rights to the same biomolecules expressed through non-plant and non-microbial means, further bolstering its strong Specialty Enzymes product pipeline. Syngenta will retain exclusive rights to the biomolecules expressed in plants, as well as non-exclusive rights to the same biomolecules expressed through non-plant, non-microbial means.

“We are very pleased with the success and productivity of our relationship with Syngenta,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “I’d like to acknowledge the significant amount of work that has been done over the last several years, and am enthusiastic about the exciting new product candidates that have been generated for both companies as a result of this collaboration.”

As a result of this transaction, Verenium will receive license fees, including future royalties, for a commercial enzyme candidate licensed to a third party.

In addition, Verenium obtained microbial and non-plant rights to several late-stage enzyme development candidates, including:

•	Alpha amylases and glucoamylases for starch processing in biofuels production;

•	Xylanases and beta-glucanases for use in the animal feed industry; and

•

Thermostable phytases also for use in the animal feed industry. This class of enzymes is used commercially to release inorganic phosphate from plant material enhancing its nutritive value and reducing environmental phosphorus pollution.

The animal feed industry is the second largest market for enzymes, with an estimated 7% rate of underlying growth per year.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through Vercipia, a 50-50 joint venture with BP, the Company is moving rapidly to commercialize cellulosic technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the potential value and utility of the rights to biomolecules obtained through the agreement with Syngenta, potential payments Verenium may receive under license agreements assigned to it by Syngenta, and the estimated growth in the market for animal feed enzymes, as well as the Company’s operations, capabilities, commercialization activities, target markets, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom	Sarah Carmody

Vice President, Corporate Communications	Sr. Corporate Communications Associate

617-674-5335	617-674-5357

kelly.lindenboom@verenium.com	sarah.carmody@verenium.com